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                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the registration statement of Sterling Financial Corporation on Form S-3 of our report, which includes an explanatory paragraph describing changes in the Company's methods of accounting for mortgage servicing rights and impairment of long-lived assets as of July 1, 1996 and impaired loans as of July 1, 1995, dated February 7, 1997, on our audits of the consolidated financial statements of Sterling Financial Corporation as of December 31, 1996 and June 30, 1996, and for the six months ended December 31, 1996 and the fiscal years ended June 30, 1996 and 1995. We also consent to the reference to our firm under the caption "Experts".




                                         /s/ Coopers & Lybrand L.L.P.



Spokane, Washington
May 12, 1997